Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 1 to the Current Report on Form 8-K of EBIZ Enterprises, Inc. of our report dated March 15, 2000, except as to Note 12 which is as of May 16, 2001, relating to the consolidated financial statements of Jones Business Systems, Inc., which appear in such Current Report.


PricewaterhouseCoopers LLP

Houston, Texas
May 25, 2001